Exhibit 99.1

     QUOTESMITH.COM, INC. REPORTS YEAR-END AND FOURTH QUARTER 2005 FINANCIAL
                                     RESULTS

     -- Q4 Net loss of $4.1 million includes $3.7 million estimated non-cash goodwill impairment charge vs. net loss of $116,000 in Q4 2004
     -- Q4 Revenues decrease 12 percent to $3.9 million vs. $4.4 million for Q4 2004
     --  Full year net loss of $4.8 million vs. $1.8 million in 2004
     -- Full year revenues rise 7 percent to record $17.1 million versus $15.9 million in 2004
     -- Consolidation of call center operations expected to save $1.5 million annually

    DARIEN, Ill., Feb. 1 /PRNewswire-FirstCall/ -- Quotesmith.com, Inc. (Nasdaq: QUOT) ( http://www.insure.com ), the only place on earth where you can get instant life, auto, health and home insurance quotes from over 200 companies and have the freedom to buy from the company of your choice either by phone or online, today announced financial results for the fourth quarter and year ended December 31, 2005.

    Financial Results

    Quotesmith.com reported revenues of $3.9 million in the fourth quarter of 2005, a decrease of 12 percent from revenues of $4.4 million for the same quarter of last year. The net loss for the quarter was $4.1 million, or $0.56 per share, including an estimated non-cash goodwill impairment charge of $3.7 million, which added $0.50 to the loss per share. In the fourth quarter of 2004, the Company recorded a net loss of $116,000, or $0.02 per share.

    For the year ended December 31, 2005, revenues reached a record $17.1 million, up 7 percent from $15.9 million during the prior year. The net loss for 2005 was $4.8 million, or $0.65 per share vs. a net loss of $1.8 million, or $0.31 per share for 2004.

    Financial results for the year ended December 31, 2005 include results from the May 2004 asset acquisition of Life Quotes, Inc. for the entirety of the period, while financial results for the comparable period in 2004 include Life Quotes results only for May through September 2004.

    The Company is announcing today that it will consolidate its call center operations by closing its Colorado call center effective immediately at an expected savings of $1.5 million annually going forward. Approximately 35 sales and service jobs at the Colorado facility are being eliminated and all telephone sales and service activities will be consolidated into the company's Darien, IL home office call center effective February 1, 2006. Severance packages have been offered to all of the affected Colorado-based employees, with first-quarter expenses related to the closing estimated to be approximately $200,000.

    Quotesmith.com is also announcing today that it intends to sell the Evergreen, Colorado real estate that was acquired as part of its May 2004 asset acquisition of Life Quotes, Inc. This property, which has a net book value of $5.3 million as of December 31, 2005, is currently listed for sale at a price in excess of book value. As of this date, we are not able to project when the Colorado real estate might be sold or what the ultimate selling price may be.

    "Despite achieving record revenues in 2005, we fell short of our own revenue goals and have decided to move decisively to cut structural costs by consolidating all of our sales and service activities into those of our home office phone sales center," said Robert Bland, Quotesmith.com chairman and CEO. "Disappointing revenue productivity from our Colorado call center since May 2004 prompted us to close this facility and combine operations into our principal facility in Darien, IL. We are optimistic and excited about the future of the online insurance sector and expect that the robust online advertising market will help us to achieve improved financial results in 2006."

    Phil Perillo, chief financial officer, remarked, "During 2005 we had positive cash flow from operations of $171,000 and our strong year-end cash position is unaffected by the partial write-down of goodwill. The consolidation of our telephone sales operation is expected to reduce overall expenses by approximately $1.5 million per year. Despite weak new sales productivity at our Life Quotes unit, renewal commission income streams acquired in the 2004 Life Quotes asset purchase are performing better than expected. Our balance sheet remains strong, with $9.1 million in cash and marketable securities and no debt."

    Stockholders' equity amounted to $22.8 million on December 31, 2005 as compared to $27.6 million on December 31, 2004.

    During the fourth quarter of 2005, the Company determined that the $6.9 million of goodwill previously recorded from the May 2004 asset acquisition of Life Quotes, Inc., was impaired. Once an impairment is determined, accounting rules require that we conduct a valuation of assets in order to determine the amount of goodwill that will be carried on the balance sheet going forward, with the remainder being written down as a charge against earnings. This process, which uses independent business appraisers, is not yet complete. While our preliminary estimate as of today indicates that there will be a partial write-down totaling $3.7 million, it is possible that the valuation process could result in a non-cash write-off of the entire $6.9 million. We have included a partial write-down of $3.7 million in the accompanying 2005 financial statements being reported in this announcement for both the quarter and year ended December 31, 2005. This adjustment results in $3.2 million of goodwill on the balance sheet at December 31, 2005 as compared to $6.9 million at year-end 2004. We expect to complete the valuation process and include the finalized amount of the 2005 write down in time for the March 30, 2006 filing deadline for our annual report on Form 10-K.

    Additional Business Model Information

    Quotesmith.com, Inc. is an independent insurance brokerage that serves self-directed insurance shoppers. We rely upon direct response advertising and purchased leads to obtain new customers and qualified Web site traffic.

    In 2005, approximately 85% percent of our revenues are derived from the sale of individual life insurance. The up-front recognition of direct response ad expenses on our financial statements generally precedes recognition of the corresponding life commission revenues, on average, by as much as three to five months. This lag means that our planned Q1 2006 increase in advertising expenditures versus Q4 2005 will have an immediate and negative financial effect on Q1 2006 financial results.

    The overall U.S. life insurance market is currently stagnant in terms of commission revenue growth because of record low premiums. We expect this challenging market to remain throughout 2006.

    Depreciation and amortization charges were $241,000 for Q4 and $973,000 for the full year 2005 vs. $1.3 million for the full year 2004.

    Business Initiatives

    -- We are working to improve the advertising revenue yield from the sale of non-life insurance leads to third party advertisers. Revenue from this sector, which generated $2.1 million in 2005 as compared to $1.9 million in 2004, is expected to increase significantly in 2006 due to continued strong demand from buyers of online leads.

    -- We are also focused on adding additional specialty and limited-distribution life insurance offerings to our inventory, launching a new, national radio campaign promoting our Insure.com brand, and trial entry into the new and rapidly-growing life settlement brokerage market in order to assist our clients with the sale of unwanted or unneeded life insurance.

    About Quotesmith.com

    Founded in 1984, Quotesmith.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com , are able to obtain instant life, auto, health and home insurance quotes from more than 200 leading insurers and have the freedom to buy from any company shown. Insure.com also plays home to over 3,000 originally authored articles on numerous insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Quotesmith.com generates revenues from receipt of commissions paid by participating insurance companies, including industry- standard, back-end bonus commissions and volume-based contingent bonus commissions. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol "QUOT."

    Cautions about Forward-Looking Statements

    This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, effects and costs of the consolidation of operations, concentration of common stock holdings, declines in the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, the timing and ultimate sale price of the Company's building in Colorado, possible write down of intangible assets and goodwill, risks associated with capacity constraints and the management of growth as well as the risks associated with the results of investigations of insurance company practices and potential terrorism threats. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 which is on file with the United States Securities and Exchange Commission. Quotesmith.com and insure.com are service marks of Quotesmith.com, Inc. All other names are trademarks of their respective owners. Copyright 2006. All rights reserved. Quotesmith.com, Inc.

                              QUOTESMITH.COM, INC.
                             STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                       Quarter Ended               Year Ended
                                        December 31,              December 31,
                                  -----------------------   -----------------------
                                     2005         2004         2005         2004
                                  ----------   ----------   ----------   ----------
Revenues:
  Commissions and fees            $    3,905   $    4,438   $   17,094   $   15,894
  Other                                    -           10            7           16
Total revenues                         3,905        4,448       17,101       15,910

Expenses:
  Selling and marketing                1,602        1,658        6,541        6,866
  Operations                           1,695        1,765        7,229        6,531
  General and administrative             862          862        3,706        3,148
  Depreciation and amortization          241          332          973        1,279
  Goodwill impairment                  3,700            -        3,700            -
Total expenses                         8,100        4,617       22,149       17,824

Operating loss                        (4,195)        (169)      (5,048)      (1,914)

Investment income (net)                   79           53          276           93

Net loss                          $   (4,116)  $     (116)  $   (4,772)  $   (1,821)

Net loss per common
 share, basic and diluted         $    (0.56)  $    (0.02)  $    (0.65)  $    (0.31)

Weighted average common
 shares and equivalents
 outstanding, basic and
 diluted                               7,326        7,328        7,329        5,851

                           SELECTED BALANCE SHEET DATA
                                 (In thousands)

                                  December 31,   December 31,
                                      2005           2004
                                  ------------   ------------
Cash and equivalents              $        747   $      1,356
Investments                              8,362          7,974
Commissions receivable                   2,600          2,736
Land and building, net                   5,305          5,422
Intangibles and goodwill                 6,261         10,579
Other assets                               830            776
Total assets                      $     24,105   $     28,843

Total current liabilities         $      1,337   $      1,228
Total stockholders' equity              22,768         27,615
Total liabilities &
 stockholders' equity             $     24,105   $     28,843

SOURCE  Quotesmith.com, Inc.
    -0-                             02/01/2006
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Quotesmith.com, Inc., +1-630-515-0170, ext. 295, or phil@insure.com /
    /Web site:  http://insure.com /